Item 77C - DWS LifeCompass 2040 Fund

A Special Meeting of the Shareholders (the
"Meeting") of DWS
LifeCompass 2040 Fund (the "Fund"), a series of DWS Target Date
Series, was held on July 28, 2010, at the offices of Deutsche Investment
Management Americas Inc., 345 Park Avenue,
New York, New York. At
the Meeting, the following matters were voted upon by the shareholders
(the resulting votes are presented below).

1. Approval of a Sub-Advisory Agreement
between Deutsche
Investment Management Americas Inc. and QS
Investors, LLC with
respect to the Fund.

       Number of Votes:

For 			Against
	Abstain
1,727,049.991		54.566
	24,565.659


2. Approval of a Sub-Advisor Approval Policy for
Affiliated and
Non-Affiliated Sub-Advisors.

       Number of Votes:

For 			Against
	Abstain
1,727,049.991		54.566
	24,565.659






C:\Documents and Settings\e466606\
Local Settings\Temporary Internet
Files\OLK1A\Exhibit 77C
TDS.rtf
C:\Documents and Settings\e466606\
Local Settings\Temporary Internet
 Files\OLK1A\Exhibit 77C
TDS.rtf